EXHIBIT 99.1

Axonyx Announces Appointment of New Chief Executive Officer

Dr. Marvin S. Hausman Remains Chairman of the Board

NEW YORK--(BUSINESS WIRE)--March 3, 2005--AXONYX INC. (NASDAQ: AXYX - News) announced today that Marvin S. Hausman, MD has stepped down as Chief Executive Officer and that Gosse B. Bruinsma MD has been unanimously appointed by the Board of Directors to this position. Dr. Hausman will continue to serve as Chairman of the Board.

Dr. Bruinsma joined Axonyx in 2000 as President of Axonyx Europe BV based in the Netherlands. In April 2001 Dr. Bruinsma was promoted to Chief Operating Officer and in September 2003 he became President of the company.

Dr. Hausman is one of the founding fathers of Axonyx that was started as a company dedicated to the pursuit of finding treatments for Alzheimer's and other neurodegenerative diseases in 1996.

"I view this management transition as a positive development at this point in time and it is my intention to remain closely affiliated with Axonyx and assist Dr. Bruinsma in all aspects of the company's development and specifically in maximizing shareholder value," stated Dr. Hausman. "Gosse Bruinsma's dedication to Axonyx, his drug development expertise and his understanding of the pharmaceutical business environment provide me with confidence in his leadership."

"I am very pleased that Marvin Hausman will remain closely affiliated with the company," said Gosse B. Bruinsma MD, "His commitment will mean that Axonyx will continue to benefit from his vision and in-depth knowledge of the company and its shareholders."

About Axonyx

Axonyx Inc. is a U.S.-based biopharmaceutical company engaged in the acquisition and development of proprietary pharmaceutical compounds for the treatment of Central Nervous System disorders.

This press release may contain forward-looking statements or predictions. These statements represent our judgment to date, and are subject to risks and uncertainties that could materially affect the Company including those risks and uncertainties described in the documents Axonyx files from time to time with the SEC, specifically Axonyx's annual report on Form 10-K. Axonyx cannot assure that the Phase IIb and/or other Phase III clinical trials, amendments thereto or others, if any, with Phenserine will prove successful, that the safety and efficacy profile of Phenserine exhibited in the previous small Phase II and Phase III trials will remain the same, be better or worse in future clinical trials, if any, that the preclinical results related to the regulation of beta-APP will be substantiated by the Phenserine Phase IIb clinical trial and that Phenserine will be able to slow the progression of Alzheimer's disease, that the Phase IIb clinical trial data will differentiate Phenserine from the currently marketed drugs, that any efficacy results of the Phase III trial program will prove pivotal, that Axonyx will obtain the necessary financing to complete the Phenserine or other development programs, that the Company's development work on Phenserine will support an NDA filing, that the results of the Phase III trials will allow Phenserine to be approved by the FDA, that the FDA will grant marketing approval for Phenserine, that if Phenserine is approved by the FDA, it will prove competitive in the market, and that Axonyx will obtain licensing or corporate partnership agreements that will enable acceleration of the development of and optimize marketing opportunities for, Phenserine, or that Axonyx will be able to advance any other potential memory enhancing compound toward IND status. Axonyx undertakes no obligation to publicly release the result of any revisions to such forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact:

Axonyx Inc., New York
Colin Neill, 212-645-7704
www.axonyx.com

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